Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                414-570-4000
                                                www.midwestairlines.com
                                                Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or cskornic@midwestairlines.com

Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
July 17, 2003


                   MIDWEST EXPRESS HOLDINGS AVERTS CHAPTER 11,
                           ANNOUNCES PLANS FOR FUTURE

Milwaukee, Wisconsin, July 17, 2003 - Midwest Express Holdings, Inc. (NYSE: MEH) today said it has averted the necessity of filing for reorganization under Chapter 11 of the Bankruptcy Code. Midwest Express Holdings is the parent company of Midwest Airlines; Midwest Airlines' wholly owned subsidiary, Skyway Airlines, Inc., operates Midwest Connect.

The airline holding company said it has achieved four restructuring initiatives designed to restore it to long-term financial health. Having reached closure on these items, the company can now move forward with efforts to obtain new financing.

The restructuring efforts include:

o Labor cost savings and productivity improvements from the company's employee unions. On Tuesday, all three of the company's represented employee groups - the Midwest Air Line Pilots Association, the Skyway Air Line Pilots Association and the Midwest Association of Flight Attendants - ratified agreements. The contracts are amendable after five years.
o Identification of opportunities to enhance productivity for non-represented employees. Non-represented employee groups are currently working to develop process and productivity improvements, which are expected to be implemented by the end of 2003.
o Renegotiation of aircraft finance agreements. The company has successfully renegotiated its existing finance agreements with 11 aircraft lessors and lenders to reflect current market conditions. The new agreements reduce the present value of the agreements by $60-$70 million but do not require the return of any aircraft.
o Adjustment of the company's fleet plan and delivery schedules to provide for more controlled growth. In light of current overcapacity in the industry, the company has completed negotiations with aircraft manufacturers to readjust the delivery schedule of its Boeing 717 aircraft program and defer its acquisition of Embraer regional jets. Midwest Airlines will continue to accept Boeing 717s at its current rate of one each month through March 2004, when deliveries will change to quarterly. Under the new schedule, Midwest will acquire the 25 717s it has ordered by October 2006. Midwest Connect will defer its acquisition of 20 Embraer regional jets from January 2004 to July 2006, during which time the availability of long-term aircraft financing is expected to improve.

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These initiatives - along with numerous internal cost-reduction measures implemented since September 11, 2001 - are targeted to save the company approximately $70 million annually going forward.

In return for their contributions to the company's restructuring efforts, lessors/lenders and employees will receive equity in the company, allowing them the right to purchase stock at a pre-set price over a 10-year period. Shareholders must approve the equity participation plan, which provides the lessors/lender and employee groups each 10% of the overall shares of stock.

With these restructuring objectives achieved out of court, Midwest Express Holdings is now in a better position to approach capital markets to obtain new financing, according to Timothy E. Hoeksema, chairman and chief executive officer. "Our successful cost restructuring and five-year business plan clearly demonstrate we can return to profitability, and I believe our efforts to date will be well received."

A critical part of the company's plans is a proposal currently under consideration by the Milwaukee and Racine county boards that would permit Milwaukee County to become the guarantor of payments by Midwest Airlines on two industrial development revenue bonds that were issued by the City of Milwaukee to fund construction of two aircraft hangars on county-owned property.

Hoeksema pointed out that Midwest Airlines also continues to aggressively pursue new revenue opportunities, including:

o Replacing its existing fleet of DC-9s with new Boeing 717s. The 717s, which seat 88 passengers in the airline's two-by-two Signature Service configuration, offer significantly lower operating costs in terms of fuel efficiency, utilization and maintenance.
o Launching new low-fare Saver Service beginning in August. The new service is expected to enhance the airline's competitive position by serving a segment of the market that is growing more rapidly than the business travel market, expanding to destinations that have not been economically viable to serve with the premium product, and serving some existing destinations more cost efficiently.
o Joining with Milwaukee-based The Mark Travel Corporation to offer new opportunities and value to leisure travelers. Midwest has named Mark Travel to operate its leisure vacation program, Midwest Vacations, starting in 2004. In addition, Midwest Airlines will provide Funjet Vacations - the flagship brand of Mark Travel - with aircraft capacity on some of Funjet's most popular routes, including Milwaukee-Las Vegas, Milwaukee-Puerto Vallarta and San Antonio-Las Vegas.
o Significantly expanding its charter services, including contracts to provide team travel for various professional sports teams. The airline recently signed new contracts with the Atlanta Hawks and Atlanta Thrashers, and re-signed a contract with the Milwaukee Bucks for a total of nine professional sports teams as charter clients.

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Being able to successfully restructure out of court is a meaningful achievement, and one that wouldn't have been successful without the support of the company's employees and the community, and the cooperation of its lenders and lessors, according to Hoeksema.

He promised passengers they will continue to receive the excellent customer service that earned Midwest Airlines its customer-pleasing reputation. "Midwest Airlines and Midwest Connect will continue to provide customers with the outstanding service they expect from us. As always, customer safety will be our number one priority, with maintenance and service remaining at the highest level."


Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 51 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, the meeting of certain financial covenants, terrorist attacks or fear of terrorist attacks, and war or the threat of war.